SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
ABAXIS, INC.
(Name of Registrant as Specified In Its Charter)

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September 18, 2006

Dear Shareholder:

This year’s annual meeting of shareholders will be held on Thursday, October 26, 2006, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Abaxis, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders is important.

A copy of Abaxis’ Annual Report to Shareholders is also enclosed for your information. At the annual meeting we will review Abaxis’ activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

CLINTON H. SEVERSON
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 26, 2006

TO THE SHAREHOLDERS:

Please take notice that the Annual Meeting of the Shareholders of Abaxis, Inc., a California corporation (“us,” “we” or “our”), will be held on Thursday, October 26, 2006, at 10:00 a.m. local time at our offices, located at 3240 Whipple Road, Union City, California, for the following purposes:

1. To elect six (6) directors to hold office for the ensuing year;

2. To ratify the appointment of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2007; and

3. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2006, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 3240 Whipple Road, Union City, California.

Please note that each shareholder who attends the annual meeting may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

ZARA Z. THOMAS
Secretary

Union City, California
September 18, 2006

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting in person, we urge you to vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. Please see your proxy card for specific instructions on how to vote. Proxies are revocable, and any shareholder may withdraw his or her proxy prior to the time it is voted, or by attending the meeting and voting in person.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Abaxis, Inc., a California corporation (“Abaxis” or “us” or “we”), for use at our annual meeting of shareholders to be held on Thursday, October 26, 2006 (the “Annual Meeting”), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is September 18, 2006, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

GENERAL INFORMATION

Expenses and Solicitation of Proxies.  We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials and any additional solicitation materials furnished to the shareholders. We will furnish copies of proxy materials and any other additional solicitation materials to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the proxy solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the proxy solicitation materials to such beneficial owners. We may supplement the original solicitation of proxies by mail or by solicitation by telephone, telegram, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

Record Date.  The record date for our 2006 Annual Meeting of Shareholders was August 31, 2006. Only shareholders as of that date are eligible to cast votes at the 2006 Annual Meeting of Shareholders.

Voting Securities.  As of the record date, there were 20,625,980 shares of our common stock outstanding and we had 161 shareholders of record, such number excluding shareholders who hold our shares in electronic form through the Depository Trust Company at brokerage houses. All shares of our common stock are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Except with respect to the election of directors, the procedure for which is described below, each share of common stock is entitled to one vote.

Quorum.  Our Bylaws provide that a majority of all of the shares of the common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner, such as a brokerage account holder, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. For certain specified types of proposals, NASDAQ rules permit nominees to vote on behalf of beneficial holders without consultation of the beneficial holder and in these limited circumstances, broker “non-votes” accordingly do not occur.

Cumulative Voting.  In the election of directors, each common stock shareholder has cumulative voting rights under California law and may be entitled to as many votes as is equal to the number of shares of common stock multiplied by the number of directors to be elected (i.e., six), which votes may be cast for a single candidate or distributed among any or all of the candidates. However, no shareholder is entitled to cumulate votes with respect to a candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder has given notice, at the meeting and prior to the voting, of his or her intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes.

Vote Required for Each Proposal

•	Proposal #1: Election of Directors. A plurality of the votes duly cast at a meeting at which a quorum is present is required for the election of directors. A plurality of the votes duly cast means that only affirmative votes will affect the outcome of the election. Therefore, neither abstentions nor broker “non-votes” will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected.

•	Proposal #2: Ratification of Appointment of Independent Registered Public Accounting Firm. In order for proposal #2 to pass, the vote of a majority of the shares represented in person or by proxy and voting at a duly held meeting at which a quorum is present must be obtained, provided that the votes in favor of proposal #2 are a majority of the votes that constitute the required quorum. Although abstentions and broker “non-votes” are counted as present for purposes of a quorum, they are not counted as affirmative votes for the proposal. In other words, the votes in favor of proposal #2 must exceed the sum of (i) the votes against, (ii) abstentions, and (iii) the broker non-votes for the proposal.

Voting and Revocability of Proxies.  The persons authorized to vote shares represented by executed proxies (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any and all nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. If an executed proxy is submitted without any instruction for the voting of such proxy, the proxy will be voted in favor of the proposals described, but votes may be cumulated for less than all of the nominees for director.

All valid proxies received before the Annual Meeting will be exercised. A shareholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of Abaxis a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

VOTING BY TELEPHONE OR VIA THE INTERNET

If You Hold Your Shares in an Account with
If You Hold Your Shares Directly Registered in	a Broker or a Bank That Participates in the
Your Name With Computershare Trust Company N.A.	ADP Investor Communications Services.

To vote by telephone (within the U.S. or Canada):	To vote by telephone or via the Internet:
1-800-652-VOTE (1-800-652-8683)	Your voting form from your broker or bank will show the telephone number to call or Internet website to visit.
There is NO CHARGE to you for the call. Follow the
simple instructions provided by the recorded message
To vote via the Internet:
http://www.computershare.com/expressvote Follow the information requested on your computer screen and follow the simple instructions

For Shares Directly Registered in the Name of the Shareholder.  Shareholders with shares registered directly with Computershare Trust Company, N.A., may vote those shares telephonically by calling Computershare at 1-800-652-VOTE, (1-800-652-8683) or via the Internet at http://www.computershare.com/expressvote.

For Shares Registered in the Name of a Broker or a Bank.  A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Computershare for shares registered directly in the name of the shareholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically or via the Internet by calling the telephone number, or visiting the Internet website, shown on the voting form received from your broker or bank.

General Information for All Shares Voted Via the Internet or By Telephone.  Votes submitted via the Internet or by telephone must be received by 12:00 midnight Eastern Time on October 23, 2006. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Our outside counsel has advised Abaxis that the Internet voting procedures that have been made available through Computershare are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

The Bylaws of Abaxis authorize a Board of Directors consisting of six directors. All six of our directors are to be elected for the ensuing year and until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If elected, each nominee will hold office until our next annual meeting of shareholders or until his successor is elected and qualified, unless he shall resign or his office becomes vacant by death, removal, or other cause in accordance with our Bylaws. The persons named in the accompanying proxy will vote the shares represented thereby for the following nominees, but may cumulate the votes for less than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed.

The nominees for election to the Board of Directors at the Annual Meeting are Clinton H. Severson, Richard J. Bastiani, Ph.D., Henk J. Evenhuis, Brenton G.A. Hanlon, Prithipal Singh, Ph.D. and Ernest S. Tucker, III, M.D. Please see “Information about Abaxis — Directors and Executive Officers of the Registrant” below for information concerning the nominees.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the six nominees receiving the highest number of votes will be elected.

Although abstentions and broker “non-votes” will each be counted as present for purposes of determining a quorum, neither abstentions nor broker “non-votes” will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected.

If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board of Directors may designate. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Abaxis has selected Burr, Pilger & Mayer LLP as the independent registered public accounting firm to audit the financial statements of Abaxis for the fiscal year ending March 31, 2007. Burr, Pilger & Mayer LLP has acted in such capacity since its appointment on August 25, 2005. Prior to Burr, Pilger & Mayer LLP’s appointment, Deloitte & Touche LLP acted as our independent registered public accounting firm since its appointment in the fiscal year ended March 31, 1996. A representative of Burr, Pilger & Mayer LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The aggregate fees billed by Burr, Pilger & Mayer LLP and Deloitte & Touche LLP for audit and non-audit services provided in fiscal years 2006 and 2005 were as follows:

	Year Ended March 31,
	2006	2005

Audit Fees(1)	$797,000	$740,000
Audit-Related Fees	—	—
Tax Fees(2)	—	11,000
All Other Fees(3)	67,000	1,000

Total Fees	$864,000	$752,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, including attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002. For the fiscal years ended March 31, 2006 and 2005, professional services provided by Deloitte & Touche LLP were $270,000 and $740,000, respectively. For the fiscal years ended March 31, 2006 and 2005, professional services provided by Burr, Pilger & Mayer LLP were $527,000 and $0, respectively.

(2)	Tax fees consist of fees billed for professional services rendered for tax compliance and tax advice. For the fiscal year ended March 31, 2005, professional services provided by Deloitte & Touche LLP were $11,000.

(3)	All other fees consist of fees for products and services other than the services reported above. For the fiscal year ended March 31, 2006, this category consisted of $67,000 for professional services provided by Deloitte & Touche LLP, primarily related to the preparation of tax returns and various other services after their dismissal in August 2005. For the fiscal year ended March 31, 2005, this category consisted of a subscription to accounting and financial disclosure literature paid to Deloitte & Touche LLP.

Independent Auditors

On August 25, 2005, the Audit Committee of the Board of Directors dismissed Deloitte & Touche LLP as our independent registered public accounting firm, and engaged Burr, Pilger & Mayer LLP as our new independent registered public accounting firm for the fiscal year ended March 31, 2006.

During the two fiscal years ended March 31, 2005, and through the subsequent interim period ended August 25, 2005, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in connection with its audit report. Furthermore, Deloitte & Touche LLP’s reports related to the audits of our financial statements for the fiscal years ended March 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with Deloitte & Touche LLP’s report related to the audit of the effectiveness of Abaxis’ internal control over financial reporting as of March 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, Deloitte & Touche LLP expressed an adverse opinion in its report dated June 13, 2005 on the effectiveness of Abaxis’ internal control over financial reporting due to a material weakness in our controls relating to the determination and reporting of the provision for income taxes. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that on June 13, 2005, Deloitte & Touche LLP advised the Audit Committee of a material weakness in internal control over financial reporting related to provision for income taxes as disclosed in the Abaxis’ Form 10-K for the fiscal year ended March 31, 2005.

Abaxis has provided a copy of the above disclosures to Deloitte & Touche LLP and asked Deloitte & Touche LLP to provide Abaxis with a letter addressed to the SEC stating whether or not Deloitte & Touche LLP agrees with our statements. A copy of that letter, dated August 29, 2005, was filed as Exhibit 16.1 to our report on Form 8-K filed with the SEC on August 31, 2005.

Prior to engaging Burr, Pilger & Mayer LLP, Abaxis did not consult Burr, Pilger & Mayer LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Abaxis’ financial statements, as well as any other matters or reportable events described under Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2006, all Audit Fees were pre-approved by the Audit Committee, except for All Other Fees representing less than 1% of the total fees were subject to the de minimus exception established by the SEC.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the vote of a majority of the shares both (a) represented in person or by proxy and (b) voting is required for approval of this proposal. In addition, the votes in favor of this proposal must be a majority of the quorum present.

Although abstentions and broker “non-votes” are counted as present for purposes of a quorum, they are not counted as affirmative votes for the proposals. In other words, the vote in favor of each of this proposal must exceed the sum of (i) the votes against, (ii) abstentions and (iii) the broker “non-votes” for this proposal. However, because under NASDAQ rules this proposal is deemed to be “routine” and thus individual nominees, such as brokers, may vote on behalf of beneficial holders, we do not anticipate receiving any broker “non-votes.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ABAXIS, INC. FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

INFORMATION ABOUT ABAXIS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2006 by (i) the persons named in the Summary Compensation Table; (ii) each of our directors; (iii) all of our executive officers and directors as a group and (iv) three holders of at least 5.0% of our common stock. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

	Shares	Percent of Abaxis
	Beneficially	Common Stock
Name and Address of Beneficial Owner	Owned	Outstanding(2)

Five percent holders
Wasatch Advisors, Inc.(3)	2,164,792	10.5%
Lord, Abbett & Co. LLC(4)	1,639,346	8.0%
AXA (as a group)(5)	1,237,071	6.0%
Executive Officers(1)
Clinton H. Severson(6)	822,857	4.0%
Vladimir E. Ostoich, Ph.D.(7)	498,636	2.4%
Robert B. Milder(8)	315,975	1.5%
Kenneth P. Aron, Ph.D.(9)	208,847	1.0%
Alberto R. Santa Ines(10)	182,013	*
Outside Directors(1)
Richard J. Bastiani, Ph.D.(11)	75,000	*
Henk J. Evenhuis(12)	18,000	*
Brenton G. A. Hanlon(13)	36,000	*
Prithipal Singh, Ph.D.(14)	41,000	*
Ernest S. Tucker, III, M.D.(15)	22,000	*
Executive officers and directors as a group (10 persons)(16)	2,220,328	10.8%

*	Less than 1%

(1)	The business address of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.

(2)	The percentages shown in this column are calculated from the 20,625,980 shares of common stock outstanding on August 31, 2006 and includes the exercise of options held by that person that are currently exercisable or which are exercisable within sixty (60) calendar days of August 31, 2006, and are deemed outstanding in accordance with the rules of the SEC.

(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2006 by Wasatch Advisors, Inc., reporting sole power to vote and dispose of 2,164,792 shares. The business address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(4)	Based on information set forth in a Schedule 13G filed with the SEC on July 10, 2006 by Lord, Abbett & Co. LLC, reporting sole power to vote and dispose of 1,639,346 shares. The business address for Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

(5)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2006 by AXA Financial, Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA. As a group, reporting sole power to vote and dispose 1,102,361 and 1,237,071 shares, respectively.

The business address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104; for AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle is 26, rue Drouot, 75009 Paris, France; and for AXA is 25, avenue Matignon, 75008 Paris, France.

(6)	Includes:

•	368,690 shares; and

•	454,167 shares subject to stock options exercisable by Mr. Severson within sixty days of August 31, 2006.

(7)	Includes:

•	83,808 shares;

•	31,500 shares held by Dr. Ostoich’s IRA;

•	29,500 shares held by Mrs. Ostoich’s IRA;

•	117,328 shares held by the Vladimir Ostoich and Liliana Ostoich Trust Fund, for the benefit of Dr. Ostoich and his wife;

•	236,500 shares subject to stock options exercisable by Dr. Ostoich within sixty days of August 31, 2006.

(8)	Includes:

•	51,975 shares; and

•	264,000 shares subject to stock options exercisable by Mr. Milder within sixty days of August 31, 2006.

(9)	Includes:

•	9,347 shares; and

•	199,500 shares subject to stock options exercisable by Dr. Aron within sixty days of August 31, 2006.

(10)	Includes:

•	18,013 shares; and

•	164,000 shares subject to stock options exercisable by Mr. Santa Ines within sixty days of August 31, 2006.

(11)	Includes:

•	47,000 shares; and

•	28,000 shares subject to stock options exercisable by Dr. Bastiani within sixty days of August 31, 2006.

(12)	Includes 18,000 shares subject to stock options exercisable by Mr. Evenhuis within sixty days of August 31, 2006.

(13)	Includes:

•	8,000 shares; and

•	28,000 shares subject to stock options exercisable by Mr. Hanlon within sixty days of August 31, 2006.

(14)	Includes:

•	15,000 shares; and

•	26,000 shares subject to stock options exercisable by Dr. Singh within sixty days of August 31, 2006.

(15)	Includes 22,000 shares subject to stock options exercisable by Dr. Tucker within sixty days of August 31, 2006.

(16)	Includes:

•	780,161 shares;

•	1,440,167 shares subject to options exercisable within sixty days of August 31, 2006.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning our directors and executive officers:

Name	Age	Title

Clinton H. Severson	58	Chairman of the Board, President and Chief Executive Officer
Richard J. Bastiani, Ph.D. (1)(2)(3)	63	Director
Henk J. Evenhuis(1)(3)	63	Director
Brenton G. A. Hanlon (1)(2)(3)	60	Director
Prithipal Singh, Ph.D. (1)(3)	67	Director
Ernest S. Tucker, III, M.D. (1)(3)	73	Director
Alberto R. Santa Ines	59	Chief Financial Officer and Vice President of Finance
Robert B. Milder	56	Chief Operations Officer
Kenneth P. Aron, Ph.D.	53	Vice President of Research and Development
Vladimir E. Ostoich, Ph.D.	60	Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, Founder
Christopher M. Bernard	38	Vice President of Sales and Marketing for the Domestic Medical Market
Martin V. Mulroy	45	Vice President of Veterinary Sales and Marketing, for North America

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Clinton H. Severson has served as our President, Chief Executive Officer and one of our directors since June 1996. He was appointed Chairman of the Board in May 1998. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately held medical diagnostic company.

Richard J. Bastiani, Ph.D. joined our Board of Directors in September 1995. Dr. Bastiani currently serves as Chairman of the Board of Directors of Response Biomedical Corporation (CDNX: RBM). From 1998 to 2005, Dr. Bastiani served as Chairman of the Board of Directors of ID Biomedical Corporation (NASDAQ: IDBE), after he was appointed to the Board of Directors of ID Biomedical Corporation in October 1996. Dr. Bastiani was President of Dendreon (NASDAQ: DNDN), a biotechnology company from September 1995 to September 1998. From 1971 until 1995, Dr. Bastiani held a number of positions with Syva Company, a diagnostic company, including as President from 1991 until Syva was acquired by a subsidiary of Hoechst AG of Germany in 1995. Dr. Bastiani is also a member of the board of directors of three privately held companies.

Henk J. Evenhuis joined our Board of Directors in November 2002. Mr. Evenhuis currently serves on the Board of Directors of Credence Systems Corporation (NASDAQ: CMOS), a semiconductor equipment manufacturer. Mr. Evenhuis served as Executive Vice President and Chief Financial Officer of Fair Isaac Corporation (NYSE: FIC), a global provider of analytic software products to the financial services, insurance and health care industries from October 1999 to October 2002. From 1987 to 1998, he was Executive Vice President and Chief Financial Officer of Lam Research Corporation (NASDAQ: LRCX), a semiconductor equipment manufacturer.

Brenton G. A. Hanlon joined our Board of Directors in November 1996. Since January 2001, Mr. Hanlon has been President and Chief Executive Officer of Hitachi Chemical Diagnostics, a manufacturer of in vitro allergy diagnostic products. Concurrently, from December 1996 until the present, Mr. Hanlon has served as President and Chief Operating Officer of Tri-Continent Scientific, a subsidiary of Hitachi Chemical. From 1989 to December 1996, Mr. Hanlon was Vice President and General Manager of Tri-Continent Scientific. Mr. Hanlon serves on the board of directors of two privately held companies.

Prithipal Singh, Ph.D. joined our Board of Directors in June 1992. Dr. Singh was the Founder, Chairman and Chief Executive Officer of ChemTrak Inc. (Pink Sheets: CMTR) from 1988 to 1998. Prior to this, Dr. Singh was an Executive Vice President of Idetec Corporation from 1985 to 1988 and a Vice President of Syva Corporation from 1977 to 1985.

Ernest S. Tucker, III, M.D. joined our Board of Directors in September 1995. Dr. Tucker currently serves as a self-employed healthcare consultant after having retired as Chief Compliance Officer for Scripps Health in San Diego in September 2000, a position which he assumed in April 1998. Dr. Tucker was Chairman of Pathology at Scripps Clinic and Research Foundation from 1992 to 1998 and Chair of Pathology at California Pacific Medical Center in San Francisco from 1989 to 1992.

Alberto R. Santa Ines has served as our Chief Financial Officer and Vice President of Finance since April 2002. Mr. Santa Ines joined us in February 2000 as Finance Manager. In April 2001, Mr. Santa Ines was promoted to Interim Chief Financial Officer and Director of Finance, and in April 2002 he was promoted to his current position. From March 1998 to January 2000, Mr. Santa Ines was a self-employed consultant to several companies. From August 1997 to March 1998, Mr. Santa Ines was the Controller of Unisil (Pink Sheets: USIL), a semiconductor company. From April 1994 to August 1997, he was a Senior Finance Manager at Lam Research Corporation (NASDAQ: LRCX), a semiconductor equipment manufacturer.

Robert B. Milder has served as our Chief Operations Officer since April 2000. Mr. Milder joined us in May 1998 as Vice President of Operations. From December 1996 to May 1998, Mr. Milder was the Vice President of Manufacturing for Nidek, Inc., a manufacturer of opthalmic and surgical lasers. From March 1992 to January 1996, Mr. Milder was Vice President of Operations for Heraeus Surgical, Inc., a surgical capital equipment manufacturer.

Kenneth P. Aron, Ph.D. joined us in February 2000 as Vice President of Research and Development. From April 1998 to November 1999, Dr. Aron was Vice President of Engineering and Technology of Incyte Pharmaceuticals (NASDAQ: INCY), a genomic information company. From April 1996 to April 1998, Dr. Aron was Vice President of Research, Development and Engineering for Cardiogenesis Corporation (NASDAQ: CGCP), a manufacturer of laser-based cardiology surgical products.

Vladimir E. Ostoich, Ph.D., one of our co-founders, is currently our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim. Dr. Ostoich has served as Vice President in various capacities at Abaxis since our inception, including as Vice President of Research and Development, Senior Vice President of Research and Development, Vice President of Engineering and Instrument Manufacturing and Vice President of Marketing and Sales for the United States and Canada.

Christopher M. Bernard joined us in November 2005 as Vice President of Marketing and Sales for the Domestic Medical Market. From September 2000 to October 2005, Mr. Bernard served as Regional Business Director for Cytyc Corporation (NASDAQ: CYTC), a manufacturer of medical products primarily focused on women’s health. From December 1995 to August 2000, Mr. Bernard held various sales and sales management positions at Cytyc Corporation.

Martin V. Mulroy has served as Vice President of Veterinary Sales and Marketing for North America since May 2006. Mr. Mulroy joined us in November 1997 as the Northeast Regional Sales Manager. He was promoted to Eastern Area Director of Sales in December 1998 and in January 2005 he was promoted to National Sales Director for the Domestic Veterinary market. From March 1996 to November 1997, Mr. Mulroy was Regional Sales Manager for BioCircuits Inc., an immunoassay company in the medical market. Mr. Mulroy was Regional Sales Manager from 1990 to 1992 and Field Operations Manager from 1992 to 1995 for MAST Immunosystems Inc., a privately held medical diagnostics company.

Term and Number of Directors

All directors hold office until our next annual meeting of shareholders and until their successors have been elected and qualified. Our Bylaws authorize the Board of Directors to fix the number of directors at not less than four or no more than seven. The authorized number of our directors is currently six. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of our directors or officers.

Identification of Audit Committee and Financial Expert

The Audit Committee of the Board of Directors oversees Abaxis’ corporate accounting and financial reporting process. The outside directors comprise the Audit Committee: Messrs. Bastiani, Evenhuis, Hanlon, Singh and Tucker. Mr. Evenhuis serves as Chairman of the Audit Committee.

The Board of Directors annually reviews the NASDAQ Global Select Market listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ Global Select Market listing standards). Securities and Exchange Commission, or SEC, regulations require Abaxis to disclose whether a director qualifying as an “audit committee financial expert” serves on the Audit Committee. The Board of Directors has determined that Mr. Evenhuis qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Evenhuis’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Code of Business Conduct and Ethics

Abaxis has adopted a Code of Business Conduct and Ethics that applies to all our executive officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.abaxis.com. If we make any amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance and Committees

Meetings and Related Governance Matters

The Board of Directors has determined that, other than Mr. Clinton H. Severson who is our President and Chief Executive Officer, each of the members of the Board is an independent director for purposes of the NASDAQ listing rules. There are no family relationships among any of our directors or officers.

During the fiscal year ended March 31, 2006, our Board of Directors held five meetings and no director attended fewer than 75% of the total meetings of the Board. The Board has three standing committees, namely the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The members of the Audit Committee during the fiscal year ended March 31, 2006 were its Chairman, Mr. Evenhuis, and Dr. Bastiani, Mr. Hanlon, Dr. Singh and Dr. Tucker. The Audit Committee reviews and monitors our corporate financial reporting and our external audits, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent registered public accountants and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also consults with management and our independent registered public accountants prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent public accountants. The Audit Committee held four formal meetings during the fiscal year ended March 31, 2006 with our independent registered public accountants at which members of the Audit Committee discussed the quarterly results, reviewed the annual financial statements and discussed matters involving internal control over financial reporting with our independent registered public accountants. Members of the Audit Committee also discussed matters involving internal control over financial reporting for the fiscal year ended March 31, 2006 throughout the course of the fiscal year. As discussed above, on August 25, 2005 the Audit Committee dismissed Deloitte & Touche LLP as our independent registered public accounting firm and selected Burr, Pilger & Mayer LLP as our new independent registered public accounting firm for the fiscal year ended March 31, 2006. For additional information about the Audit Committee, see “Report of the Audit Committee” below.

Compensation Committee

The members of the Compensation Committee during the fiscal year ended March 31, 2006 were Messrs. Bastiani and Hanlon. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors, including among other things, annual salaries and bonuses and equity incentive arrangements. The Compensation Committee held three meetings during the fiscal year ended March 31, 2006, which was attended by both Messrs. Bastiani and Hanlon. For additional information about the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation,” and “Executive Compensation and Other Matters” below.

Nominating and Corporate Governance Committee

The members of the nominating and governance committee are Dr. Bastiani, Mr. Evenhuis, Mr. Hanlon, Dr. Singh and Mr. Tucker. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the NASDAQ rules. The Nominating and Corporate Governance Committee did not hold any meetings during the fiscal year ended March 31, 2006.

The Nominating and Corporate Governance Committee reviews the results of the evaluation of the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics, and the optimal size of the Board in light of these needs, in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors, including incumbent directors and candidates proposed by directors, shareholders or management, in light of the Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards, if any, established by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Committee may poll existing directors or management for suggestions for candidates and may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors. The Nominating and Corporate Governance Committee will consider director nominations made by shareholders in accordance with the requirements of Abaxis’ bylaws consistent with these procedures.

The charter for the Nominating and Corporate Governance committee can be accessed electronically in the “Investor Relations” section of our webpage at www.abaxis.com or by writing to us at Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587, Attention: Ms. Zara Thomas, Compliance Officer.

Pursuant to our bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to the secretary of Abaxis. To be timely, a shareholder nomination for a director to be elected at an annual meeting shall be received at Abaxis’ principal executive offices not less than 120 calendar days in advance of the date that Abaxis’ proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of Abaxis entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of Abaxis if so elected. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of Abaxis and its shareholders.

Communications with Directors

Shareholders may communicate with any and all company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
or any individual director
c/o Ms. Zara Thomas, Compliance Officer
3240 Whipple Road
Union City, CA 94587
Fax: 510-441-6151 or
Email Address: ComplianceOfficer@abaxis.com

The Compliance Officer shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Compliance Officer in consultation with Abaxis’ legal counsel. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. The Compliance Officer shall relay all communications to directors absent safety or security issues.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as described above. A copy of our committee charters can be accessed electronically in the “Investor Relations” section of our webpage at www.abaxis.com, or provided at no cost by writing to us at Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587, Attention: Ms. Zara Thomas, Compliance Officer.

Director Attendance at Annual Meetings

Abaxis will make every effort to schedule its annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All directors are strongly encouraged and shall make every effort to attend our annual meeting of shareholders, but are not required to attend. Last year, all of our directors attended the annual meeting of shareholders.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation during the fiscal years ended March 31, 2006, 2005 and 2004 of our Chief Executive Officer and our four other most highly compensated executive officers whose total salary and bonus exceeded $100,000, for services in all capacities to us, during our fiscal year ended March 31, 2006.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
					Securities
	Fiscal	Annual Compensation ($)			Underlying
Name and Principal Position	Year	Salary	Bonus(1)		Options (#)

Clinton H. Severson	2006	$311,000	$556,000		—
President, Chief Executive Officer and	2005	300,000	245,000		50,000
Chairman of the Board	2004	285,000	461,000		50,000
Alberto R. Santa Ines	2006	$166,000	$318,000		—
Chief Financial Officer and Vice President	2005	160,000	158,000		40,000
of Finance	2004	150,000	406,000	(2)	40,000
Robert B. Milder	2006	$192,000	$376,000		—
Chief Operations Officer	2005	185,000	189,000		40,000
	2004	175,000	360,000		40,000
Kenneth P. Aron, Ph.D.	2006	$176,000	$318,000		—
Vice President of Research and	2005	170,000	158,000		40,000
Development	2004	160,000	302,000		40,000
Vladimir E. Ostoich, Ph.D.	2006	$186,000	$318,000		—
Vice President of Government Affairs and	2005	180,000	158,000		40,000
Vice President of Marketing for the	2004	170,000	302,000		40,000
Pacific Rim

(1)	Represents bonuses earned during the fiscal year.

(2)	Includes $113,000 in connection with an Employee Retention Incentive Agreement.

Stock Option Grants in Fiscal 2006

There were no stock options granted to the persons named in the Summary Compensation Table during fiscal 2006.

Grant of Restricted Stock Units in Fiscal 2007

On April 25, 2006, after considering a peer company analysis of total compensation for executive officers prepared by an independent compensation expert and the recommendation of the Compensation Committee, the Board of Directors approved the award of restricted stock units to the persons named in the Summary Compensation Table for the following number of shares of Abaxis’ common stock pursuant to the Company’s 2005 Equity Incentive Plan, which was approved by the Company’s shareholders on October 25, 2005: Clinton H. Severson (90,000 shares), Alberto R. Santa Ines (20,000 shares), Robert B. Milder (20,000 shares), Kenneth P. Aron, Ph.D. (20,000 shares) and Vladimir E. Ostoich, Ph.D. (20,000 shares). The fiscal 2007 restricted stock unit awards vest annually, and are subject to accelerated vesting upon achieving certain performance-based milestones, which are described below under “Report of the Compensation Committee on Executive Compensation.”

Stock Option Exercises in Fiscal 2006

The following table provides the specified information concerning exercises of stock options to purchase our common stock in the fiscal year ended March 31, 2006, and the number and value of unexercised stock options held as of March 31, 2006, by the persons named in the Summary Compensation Table.

Option Exercises in Fiscal 2006 and Option Values at March 31, 2006

					Value of Unexercised
	Shares		Number of		In-the-Money
	Acquired on	Value	Unexercised Options at		Options at
	Exercise	Realized	March 31, 2006 (#)(2)		March 31, 2006 ($)(3)
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Clinton H. Severson	—	—	750,458	13,542	$13,240,000	$255,000
Alberto R. Santa Ines	—	—	154,000	15,000	$2,126,000	$286,000
Robert B. Milder	—	—	258,167	10,833	$3,991,000	$204,000
Kenneth P. Aron, Ph.D.	—	—	233,667	10,833	$3,284,000	$204,000
Vladimir E. Ostoich, Ph.D.	30,000	$339,000	238,667	10,833	$3,605,000	$204,000

(1)	Amounts shown under the column “Value Realized” are based on the fair market value of our common stock on the exercise date as reported on the NASDAQ Global Select Market less the aggregate exercise price.

(2)	Options to purchase our common stock generally vest as to one-fourth of the option grant on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee’s continuous employment with Abaxis. All options are exercisable only to the extent vested.

(3)	The value of the unexercised in-the-money options is based on the closing price of our common stock ($22.68 per share) on the NASDAQ Global Select Market on March 31, 2006, the last trading day in our fiscal year ended March 31, 2006, and is net of the exercise price of such options.

Compensation of Directors

In fiscal 2006, non-employee directors received an annual retainer of $12,000; the Chairman of the Audit Committee received an annual supplement of $5,000; and the Chairman of the Compensation Committee received an annual supplement of $2,000 for their service in such capacities.

In fiscal 2006, all non-employee directors received $1,250 for attendance at each meeting of the Board of Directors. In addition, members of the Audit Committee and Compensation Committee received $1,000 for their attendance at the committee meetings. Non-employee directors also received reimbursement of reasonable travel expenses incurred.

On April 25, 2006, after considering a peer company analysis of equity awards for directors prepared by an independent compensation expert and the recommendation of the Compensation Committee, the Board of Directors approved the award of 1,500 restricted stock units to each of our non-employee directors pursuant to Abaxis’ 2005 Equity Incentive Plan. Each award of restricted stock units represents the right of the participant to receive, without payment of monetary consideration, on the vesting date, a number of shares of Abaxis’ common stock equal to the number of units vesting on such date. Subject to the director’s continued service with Abaxis through the applicable vesting date, each restricted stock unit award will vest in full 12 months after the grant date. Under the terms of Abaxis’ 2005 Equity Incentive Plan, the vesting of each non-employee director restricted stock unit award will also be accelerated in full in the event of a “change in control,” as defined therein.

Change of Control Arrangements

Our 1992 Outside Directors Stock Option Plan provides that, in the event of a transfer of control of Abaxis, the surviving, continuing, successor or purchasing corporation or a parent corporation thereof, as the case may be, which is referred to as the acquiring corporation, shall either assume our rights and obligations under stock option agreements outstanding under our option plans or substitute options for the acquiring corporation’s stock for such outstanding options. In the event the acquiring corporation elects not to assume or substitute for such outstanding options in connection with a merger constituting a transfer of control, our Board shall provide that any unexercisable and/or unvested portion of the outstanding options shall be immediately exercisable and vested as of a date prior to the transfer of control, as our Board so determines. Any options which are neither assumed by the acquiring corporation, nor exercised as of the date of the transfer of control, shall terminate effective as of the date of the transfer of control. Options which are assumed by the acquiring corporation shall become exercisable and vested as provided under the relevant stock option agreements under the option plans, unless the acquiring corporation terminates the option holder under certain circumstances defined in the option plans. Under such circumstances, the holder’s options shall become immediately exercisable and vested as of the date of termination.

Under our 2005 Equity Incentive Plan (the “Equity Incentive Plan”), in the event of a “change in control,” as such term is defined by the Equity Incentive Plan, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines. The Equity Incentive Plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by the Compensation Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award. The Compensation Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share or performance unit, cash-based award or other stock-based award held by a participant upon such conditions and to such extent as determined by the Compensation Committee. Awards granted to certain designated executive officers accelerate fully on a change of control (as defined in the Severance Plan) pursuant to the Severance Plan described below. The vesting of non-employee director awards granted under the Equity Incentive Plan will accelerate in full automatically upon a change in control.

Our Executive Change of Control Severance Plan (the “Severance Plan”), approved and adopted by the Board of Directors on July 25, 2006, provides that upon the occurrence of a change of control (as defined in the Severance Plan) a participant’s outstanding stock option(s) and or other equity-based instruments will accelerate in full and such options shall become immediately vested and exercisable concurrent with the closing of the change of control event. Participants in the Severance Plan include the Company’s senior managers, who may be added or deleted by the Board of Directors. The following executive officers have been designated as participants in the Severance Plan: Clinton H. Severson, Chairman, President and Chief Executive Officer, Alberto R. Santa Ines, Chief Financial Officer and Vice President of Finance, Robert B. Milder, Chief Operations Officer, Vladimir E. Ostoich, Ph.D., Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, Kenneth P. Aron, Ph.D., Vice President of Research and Development, Christopher M. Bernard, Vice President of Marketing and Sales, Medical Market, and Martin V. Mulroy, Vice President of Marketing and Sales, Veterinary Market.

The Severance Plan also provides that a participant will receive the following severance benefits if at any time following a change of control and prior to eighteen months following the change of control, the participant’s employment is terminated by the Company for any reason other than cause, death, or disability (as defined in the Severance Plan) or by the participant within 90 days after the participant has knowledge of the occurrence of good reason (as defined in the Severance Plan):

•	a lump sum severance payment equal to the sum of participant’s annual salary accrued through the date of termination and any compensation previously deferred by the participant, with any accrued interest or earnings thereof, and any accrued vacation pay;

•	a lump sum bonus payment equal to the product of two times the sum of the participant’s annual salary and the participant’s target annual bonus amount;

•	payment by the Company of a lump sum for any unexercised options or instruments, which were accelerated but were not exercised as of the termination date, in an amount equal to the difference between the share price established in the change of control transaction and the exercise price of the instrument;

•	payment by the Company of applicable premiums for medical, dental disability and life insurance benefits as if the participant’s employment has not been terminated for twenty-four months, provided, however, that if the participant becomes eligible to receive medical or other welfare benefits under another employer’s plan, the Company’s benefits shall be secondary to those provided under such other plan; and

•	payment by the Company of an amount equal to the excise tax, if applicable, to any payment or distribution by the Company for the benefit of a participant made under the Plan.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims versus Abaxis.

Certain Relationships and Related Party Transactions

During the fiscal year ended March 31, 2006, there was not, nor is there any currently proposed transaction or series of similar transactions to which Abaxis was or is to be a party in which the amount involved exceeds $60,000 and in which any executive officer, director or holder of more than 5% of any class of voting securities of Abaxis and members of that person’s immediate family had or will have a direct or indirect material interest.

We entered into indemnification agreements with each of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto received by us, we believe that during the period from April 1, 2005 through March 31, 2006, our officers and directors complied with all applicable filing requirements except with respect to one late filing by Dr. Vladimir Ostoich, an executive officer.

Employment Agreements

In August 2005, we entered into an employment agreement with Clinton H. Severson, our President, Chief Executive Officer, and Chairman of our Board of Directors, which provides Mr. Severson with two years of salary, bonus and benefits if his employment with us is terminated for other than cause. On July 25, 2006, the Board of Directors designated Mr. Severson a participant in the Severance Plan described above under “Change of Control Agreements.” Certain severance benefits provided pursuant to the Severance Plan with respect to a change of control supersede those provided pursuant to the employment agreement. Mr. Severson’s employment agreement provides for an annual salary of $312,000 and a bonus base of $385,000 for fiscal 2006. The bonus base is adjusted accordingly upon meeting certain performance criteria, and thus, Mr. Severson has the potential to earn a bonus of up to $770,000 for fiscal 2006. These salary and bonus payments are subject to applicable withholding in accordance with Abaxis’ normal payroll procedures. Mr. Severson’s employment agreement also provides for periodic review and adjustment of his salary in accordance with Abaxis’ salary review policies / practices then in effect for its senior management. Mr. Severson’s employment agreement was filed with the SEC as an exhibit to our Form 10-Q for the period ended June 30, 2005.

The Company has not entered into any other employment agreements. However, each Messrs. Santa Ines and Milder, Dr. Ostoich, Dr. Aron, and Messrs. Bernard and Mulroy are participants in our Severance Plan, which is described in detail above under “Change of Control Agreements.”

Securities Authorized for Issuance Under Equity Compensation Plans

Abaxis has two equity incentive plans under which our equity securities are or have been authorized for issuance to our employees, directors and consultants: (i) the 2005 Equity Incentive Plan, which amended and restated the 1998 Stock Option Plan and (ii) the 1992 Outside Directors’ Stock Option Plan. Both the 2005 Equity Incentive Plan and the 1992 Outside Directors’ Stock Option Plan have been approved by our shareholders. In June 2002, the time period for granting options under the Directors’ Plan expired in accordance with the terms of the plan.

From time to time we issue warrants to purchase shares of our common stock to non-employees, such as service providers and purchasers of our preferred stock.

The following table provides aggregate information through March 31, 2006 regarding (i) grants under our equity compensation plans and (ii) outstanding warrants to purchase our common stock.

Equity Compensation Information

			Number of
			Securities
	Number of Securities		Remaining
	to be Issued Upon	Weighted-Average	Available for
	Exercise of Outstanding	Exercise Price of	Future Issuance
	Options, Warrants	Outstanding Options,	Under Equity
Plan Category	and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by our shareholders:
2005 Equity Incentive Plan(1)	2,462,853	$6.83	884,481
1992 Outside Directors’ Stock Option Plan	69,000	$4.56	—

Equity securities not approved by our shareholders:
Warrants to purchase common stock(2)	210,885	$7.00	—

Total:	2,742,738	$6.79	884,481

(1)	The 2005 Equity Incentive Plan amended and restated the 1998 Stock Option Plan in October 2005.

(2)	Consists of warrants expiring through May 2007. Warrants issued to purchase an aggregate of 113,385 shares of common stock were issued to service providers at a per share exercise price of $7.00 and warrants to purchase an aggregate of 97,500 shares of common stock were issued to purchasers of the Company’s Series E convertible preferred stock at a per share exercise price of $7.00.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of Dr. Richard J. Bastiani and Mr. Brenton G.A. Hanlon. Each of these individuals is a non-employee member of Abaxis’ Board of Directors. The Compensation Committee is responsible for approving all compensation recommended by the President and Chief Executive Officer of Abaxis for executive officers and provides recommendations to the Board of Directors for approval of all compensation for the President and Chief Executive Officer of Abaxis.

The goal of Abaxis’ compensation policy for executive officers is to attract, retain and reward executive officers who contribute to Abaxis’ success and to motivate these executives to achieve our business objectives. Abaxis uses base salary, bonus and equity grants to meet these goals.

Executive Compensation Policies for Fiscal Year 2006

Base salaries are initially set for each executive officer according to a range of salaries for similar positions in comparable companies in Abaxis’ industry and geographic area. Salaries are reviewed annually based on individual performance, financial results of Abaxis and survey information from independent compensation consulting firms. Necessary adjustments are made to the base salary so that Abaxis’ base salaries remain competitive with the medical device industry.

The Compensation Committee and the Board of Directors strongly believe that executive compensation should be based in part on Abaxis’ performance and has used bonus compensation to accomplish this goal. Accordingly, the Compensation Committee establishes both financial and operational based objectives and goals in determining executive officer bonuses, including among other things, Abaxis’ annual and quarterly revenues and net income targets. If the requirements are met, then bonuses are paid for meeting targets during the quarter. During fiscal year 2006, Abaxis paid bonuses during all four quarters.

The Board of Directors strongly believes that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with those of the shareholders. During fiscal year 2006 no equity grants were made to executives since the company was transitioning its equity grant program from stock options to restricted stock units. The Company received shareholder approval to grant shares of restricted stock units under the 2005 Equity Incentive Plan at its October 2005 shareholder meeting and subsequently granted shares of restricted stock units during April of 2006.

Other elements of compensation provided to executives include those benefits which are available to all full time salaried employees, including but not limited to participation in company-wide medical and dental benefits and the ability to defer compensation pursuant to a 401(k) plan.

Executive Compensation Policies for Fiscal Year 2007

In March 2006, the Compensation Committee retained an independent compensation consultant to assist the committee in fulfilling its responsibilities. In furtherance of its compensation objectives, the Compensation Committee in April 2006 had the independent consultant compare Abaxis’ senior management compensation to the senior management compensation at a group of nineteen companies (the “Compensation Peer Group”). The Compensation Peer Group is comprised of: Abiomed; Adeza Biomedical; Angiodynamics; Aspect Medical Systems; ATS Medical; Biosite; Cholestech; Conceptus; Cutera; Digene; Intralase; Kensey Nash; Meridian Bioscience; Orasure Technologies; Palomar Medical Technologies; Surmodics; Thoratec; Vivus and Vnus Medical. This group represents medical device and diagnostic companies that were identified as competitors for executive talent. As such, the Compensation Peer Group had median total revenues of $62.4 million and 227 employees, which is similar in scale to Abaxis’ fiscal year 2006 total revenues of $68.9 million and 217 employees. This total compensation benchmarking was done for Abaxis’ top five most highly compensated executive officers where job descriptions were sufficiently similar. In addition to reviewing compensation levels against those of the Compensation Peer Group companies, the Committee also considers the recommendations of the President and Chief Executive Officer regarding the compensation of the named officers who report directly to him.

The Compensation Committee and management believe that Abaxis’ executive pay should be strongly linked to the Company’s performance, assessing both the achievement of annual internal goals and Abaxis’ relative long-term performance against its peers. To measure Abaxis’ relative performance against the peer group, the independent compensation consultant measured the performance of the Compensation Peer Group over one and three year periods for the following measures: total shareholder return (TSR), revenue, and EBITDA. Abaxis performed at the 80th percentile when compared to the Compensation Peer Group’s results on these three factors for fiscal 2006. The Compensation Committee considered the performance of the Compensation Peer Group relative to the Company’s performance when recommending equity grants for the chief executive officer and executive officers.

The Compensation Committee targets executive officer base salary to be between the 25th and 50th percentile of the Compensation Peer Group members. In April 2006, the Board of Directors of Abaxis, after considering the analysis of total compensation for executive officers of the Compensation Peer Group, adopted the recommendation of the Compensation Committee, which granted the following base salaries for fiscal year 2007 (compensation for the President and Chief Executive Officer is outlined separately below): (i) Alberto R. Santa Ines, Chief Financial Officer and Vice President of Finance, $175,000; (ii) Robert B. Milder, Chief Operations Officer, $200,000; (iii) Vladimir E. Ostoich, Ph.D., Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, $195,000; and (iv) Kenneth P. Aron, Ph.D., Vice President of Research and Development, $185,000. The salaries for the group of named officers is approximately at the 25th percentile of the Compensation Peer Group members. Overall, salaries for the named officer group were increased between 4% and 5% from the previous year.

The annual cash incentive portion is based on how well Abaxis performs against pre-determined annual and quarterly financial objectives. For fiscal year 2007, bonuses will be awarded only if the Company achieves at least 90% of one or more of its pre-established quarterly net sales and/or pre-tax income goals. Payment of the target bonus is equally weighted between achievement of the Company’s quarterly net sales performance goal and the Company’s quarterly pre-tax income performance goal. If the Company achieves between 90% and 100%, of only one performance goal, the payout would be limited to 25% of the target bonus. The target bonus will be fully earned if at least 100% of both performance goals are achieved. The maximum bonus payout is 200% of the target bonus, provided the Company achieves greater than 133% of at least one of the performance goals. If the targets are reached, the bonus payments are paid as follows: 20% of the bonus amount for the first quarter, 25% in the second and third quarters, and 30% in the fourth quarter.

The Compensation Committee targets total cash compensation to be at or above the 75th percentile. In making its decisions with respect to each element of executive compensation, the Compensation Committee takes into consideration the impact on the total value of these elements for each executive, all executives as a group and recommendations made by the President and Chief Executive Officer. In April 2006, the Board approved the fiscal 2007 target bonus levels for executive officers (President and Chief Executive Officer compensation is outlined separately below) as follows: (i) Alberto R. Santa Ines, 143% of base salary; (ii) Robert B. Milder, 145% of base salary; (iii) Vladimir E. Ostoich, Ph.D., 128% of base salary; and (iv) Kenneth P. Aron, Ph.D., 135% of base salary. The target total cash compensation (base salary plus annual bonus) for the group of officers as a whole is approximately at the 75th percentile of the Compensation Peer Group members. Target bonus levels for the officer group were increased between 11% and 14% from the previous year.

In light of the recognition of compensation expense for all share-based payment awards made to employees and directors, in its results of operations as of April 1, 2006, Abaxis developed a long-term incentive program that is better aligned to its needs and the changing regulatory environment. Beginning in fiscal year 2007, Abaxis will employ performance accelerated restricted stock units (RSUs). This form of long-term incentive will help ensure executive retention and more directly link executive pay to company financial performance. The intention going forward, is to make an annual grant of performance based RSUs to executive officers. The four year time-based vesting of the RSUs would accelerate if performance criteria during the performance period are exceeded. The normal time based vesting of the fiscal year 2007 RSU awards is as follows:

•	5% vesting after first year;

•	additional 10% after the second year;

•	additional 15% after the third year; and

•	the remaining 70% after the fourth year.

For the fiscal year 2007 RSU grant, the following acceleration criteria were used:

•	upon attainment of certain pre-tax income goals by March 31, 2007, vesting will accelerate to an aggregate of 25% within one year from grant date; by March 31, 2008, vesting will accelerate to an aggregate of 25% within two years from grant date; by March 31, 2009, vesting will accelerate to an aggregate of 30%, within three years of grant date; hence, meeting pre-tax income goals in each of the fiscal years ended March 31, 2007, 2008 and 2009 can result in a cumulative vesting of 80% over three years;

•	upon attainment of certain product development objectives prior to June 30, 2007, an additional vesting of 10% would be awarded;

•	upon satisfaction of certain regulatory requirements prior to March 31, 2008, an additional vesting of 10% would be awarded; or

•	upon attainment of a certain level of operating income per share for any fiscal year during the four year vesting period, the RSU awards will accelerate in full.

In April 2006, after considering an analysis of total compensation practices for executive officers of the Compensation Peer Group prepared by an independent compensation expert and the recommendation of the Compensation Committee, the Board approved 20,000 performance accelerated RSUs for each of the named executive officers (the President and Chief Executive Officer’s RSU grant is outlined separately below).

The 20,000 RSUs granted to each of the named officers is approximately at the 75th percentile of the equity compensation level of Compensation Peer Group members. The grant value was targeted at approximately $500,000 per officer. The Compensation Committee believed that the grant of 20,000 RSUs is conservative given that the Company had performed at the 80th percentile of the Compensation Peer Group and that no make-up grants (in light of the fact that no equity incentive grants were made in fiscal year 2006) are planned for named officers in fiscal year 2007.

President and Chief Executive Officer Compensation

The Compensation Committee annually reviews the performance and compensation of Clinton H. Severson, the President and Chief Executive Officer of Abaxis. During the fiscal year ended March 31, 2006, Mr. Severson’s compensation consisted of salary and performance-based bonus compensation. His salary was increased from $300,000 to $312,000 (a 4% increase) during fiscal year 2006. Mr. Severson earned quarterly bonuses during fiscal year 2006 for exceeding quarterly targets.

In April 2006, the Compensation Committee with board approval adjusted Mr. Severson’s salary to be more competitive with the Compensation Peer Group. For fiscal year 2007, Mr. Severson’s base salary was increased by 4% to $325,000 (which was slightly below the peer market median). His target bonus was set at $435,000 (134% of his base salary). The fiscal year 2007 target bonus is 13% larger than last year’s bonus target and is in line with Abaxis’ philosophy of putting a large portion of executive pay at risk (Mr. Severson’s target total cash compensation is set above the peer 75th percentile). Upon exceeding certain performance criteria, Mr. Severson’s bonus can be increased beyond the target bonus level, giving him the potential to earn a bonus of up to $870,000. For fiscal year 2007, Mr. Severson received 90,000 RSUs which are subject to performance acceleration in the same manner as the other executive officers. The amount of the RSU grant was determined by calculating the 80th percentile of the expected long-term incentive value of the Compensation Peer Group’s grants since Abaxis’ had performed at the 80th percentile of this peer group over the last three years. The grant value was approximately $2,250,000. No make-up grants are planned for the President and Chief Executive Officer in fiscal year 2007 in light of the fact that no equity incentive grants were made to him during fiscal year 2006.

CEO Employment Agreement

In August 2005, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which provides Mr. Severson with two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Certain severance benefits provided pursuant to the Severance Plan (described above in “Executive Compensation and Other Matters — Change of Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. No other executives have employment agreements.

Executive Change of Control Severance Plan

In July 2006, the Board of Directors, after considering a change of control program analysis from the Compensation Peer Group prepared by an independent compensation expert and upon the recommendation of the Compensation Committee, approved and adopted the Executive Change of Control Severance Plan (the “Severance Plan”).

The Severance Plan was adopted by the Board to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board. The Board has designated the following executive officers as participants in the Severance Plan: Clinton H. Severson, Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, Chief Financial Officer and Vice President of Finance; Robert B. Milder, Chief Operations Officer; Vladimir E. Ostoich, Ph.D., Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; Kenneth P. Aron, Ph.D., Vice President of Research and Development; Christopher M. Bernard, Vice President of Marketing and Sales, Medical Market; and Martin V. Mulroy, Vice President of Marketing and Sales, Veterinary Market.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and RSUs will accelerate in full and such equity instrument shall become immediately exercisable at the closing of the change of control event.

If the participant’s employment is terminated by the Company for any reason other than cause, death, or disability within 18 months from the change of control date, the participant is eligible to receive severance benefits from Abaxis’ as follows:

•	a lump sum payment equal to two times the sum of the participant’s annual salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•	a lump sum payment relating to all options or instruments, which were not exercised as of the termination date, in an amount equal to the difference between the share price established in the change of control transaction and the exercise price of the instrument;

•	payment of 24 months of premiums for medical, dental, disability and life insurance benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, the Company’s benefits shall be secondary to those provided under such other plan; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

•	Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims from the Company.

Deductibility of Executive Compensation

Abaxis has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended and related Treasury Regulations which restrict deductibility of executive compensation paid to Abaxis’ Chief Executive Officer and the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing of various decisions by officers regarding stock options) which are beyond the control of both the Compensation Committee and Abaxis. In addition, the Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet its stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will continue to consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility. The Compensation Committee does not believe that the components of Abaxis’ compensation will be likely to exceed $1,000,000 by a material amount for any affected executive officer in the near future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time.

THE COMPENSATION COMMITTEE

Richard J. Bastiani, Ph.D.
Brenton G.A. Hanlon

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Abaxis’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. In the fiscal year ended March 31, 2006, Burr, Pilger & Mayer LLP was responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. Burr, Pilger & Mayer LLP has acted in such capacity since its appointment on August 25, 2005. Prior to Burr, Pilger & Mayer LLP’s appointment, Deloitte & Touche LLP acted as our independent registered public accounting firm since its appointment in the fiscal year ended March 31, 1996.

The Audit Committee consists of five directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for the NASDAQ Global Select Market. The Audit Committee is chaired by Mr. Evenhuis, who is considered an “audit committee financial expert” as defined in the applicable SEC rules. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with Burr, Pilger & Mayer LLP, with and without management present, to discuss the overall scope and results of Burr, Pilger & Mayer LLP’s audit and review procedures, and the overall quality of its financial reporting.

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for Abaxis by its independent auditor. The Audit Committee has considered the role performed by Burr, Pilger & Mayer LLP in providing audit, audit-related and tax services to Abaxis and has concluded that such services are compatible with Burr, Pilger & Mayer’s role as Abaxis’ independent auditor.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Abaxis that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Abaxis’ audited financial statements be included in Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

THE AUDIT COMMITTEE

Henk J. Evenhuis, Chairman
Richard J. Bastiani, Ph.D.
Brenton G.A. Hanlon
Prithipal Singh, Ph.D.
Ernest S. Tucker, III, M.D.

COMPARISON OF SHAREHOLDER RETURN

Our common stock is quoted on the NASDAQ Global Select Market using the trading symbol ABAX. The per share price of our common stock as of the close of trading on August 31, 2006 was $24.02.

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on Abaxis’ common stock with the cumulative total returns for the past five years of the:

•	the Russell 2000 Index; and

•	the NASDAQ Medical Equipment Securities Index.

No cash dividends have been declared on our common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ABAXIS, INC., THE RUSSELL 2000 INDEX,
AND THE NASDAQ MEDICAL EQUIPMENT SECURITIES INDEX

* $100 invested on 3/31/01 in stock or index — including reinvestment of dividends. Fiscal year ending March 31.

The following chart references the annual portfolio value as of March 31 in each of the following years, were an investor to have invested $100.00 on March 31, 2001 in each of our common stock, the Russell 2000 Index and the NASDAQ Medical Equipment Securities Index:

	2001	2002	2003	2004	2005	2006
Abaxis, Inc.	$100.00	$127.20	$75.73	$403.87	$175.90	$450.78
Russell 2000 Index	100.00	113.98	83.25	136.39	143.77	180.93
NASDAQ Medical Equipment Securities Index	100.00	116.48	105.56	160.19	166.35	196.73

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of shareholders intended to be presented at the next annual meeting of our shareholders must be received by us at our offices at 3240 Whipple Road, Union City, California 94587, no later than May 21, 2007, the date not less than one hundred twenty (120) days prior to one year anniversary of our mailing to shareholders of this Proxy Statement for the 2006 Annual Meeting of Shareholders. Any such shareholder proposals must satisfy the conditions established by the SEC for inclusion in our proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

ZARA Z. THOMAS
Secretary

PROXY
ABAXIS, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 26, 2006
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Clinton H. Severson and Alberto R. Santa Ines, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Abaxis, Inc., a California corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Abaxis to be held at the principal offices of Abaxis at 3240 Whipple Road, Union City, California, 94587 on Thursday, October 26, 2006, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement for the 2006 Annual Meeting of Abaxis Shareholders (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

ABAXIS, INC.
C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694
Your vote is important. Please vote immediately.

Vote-by-Internet	(COMPUTER LOGO)	Vote-by-Telephone	(TELEPHONE LOGO)
OR
Log on to the Internet and go to		Call toll-free
http://www.computershare.com/		1-800-652-VOTE (1-800-652-8683)
expressvote

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE
ZABXC1

☑ Please mark votes as in this example.	☐ #ABX
the Board of Directors recommends a vote FOR the following proposals:

1.	To elect the following six (6) directors of Abaxis to serve until the 2007 Annual Meeting of Shareholders or until their respective successors are elected and qualified:

Nominees: (01) Clinton H. Severson, (02) Richard J. Bastiani, Ph.D., (03) Henk J. Evenhuis, (04) Brenton G.A. Hanlon, (05) Prithipal Singh, Ph.D., and (06) Ernest S. Tucker, III, M.D.

FOR			WITHHELD
ALL			FROM ALL
NOMINEES	☐	☐	NOMINEES

☐

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line above.)

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Burr, Pilger & Mayer LLP as the independent registered public accounting firm of Abaxis, Inc. for the fiscal year ending March 31, 2007.	☐	☐	☐

	Mark box at right if you plan to attend the Annual Meeting.			☐

	Mark box at right if an address change or comment has been noted on the reverse side of this card.			☐
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the Proxy.

Signature:	Date:	Signature:	Date: